DATED:    April 6, 2022

SIRIUSPOINT LTD.

and

DANIEL MALLOY

SETTLEMENT AGREEMENT

Without Prejudice and Subject to Contract

THIS AGREEMENT is entered into on the 6th day of April, 2022.
BETWEEN
(1)SiriusPoint Ltd. of Point Building, 3 Waterloo Lane, Pembroke HM 08, Bermuda (Company); and
(2)DANIEL MALLOY of High Tide, 60 Pitts Bay Road, Pembroke (Employee).
WHEREAS
(A)The Employee has served in various roles for the Company (including its predecessor Third Point Reinsurance Ltd.), including most recently as President, Global Distribution and Head of Runoff, pursuant to a contract of employment dated January 23, 2012, and Statement of Employment dated 18 August 2021, as subsequently amended from time to time (together the Contract of Employment).
(B)The Company and the Employee have agreed terms set out in this Agreement in settlement of all and any claims which the Employee may have against the Company, including all of its subsidiaries, affiliates, predecessors, successors and assigns, arising out of or in connection with or as a consequence of the Employee’s employment and/or its termination whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement.
(C)The Company is entering into this Agreement for itself, its subsidiaries, affiliates, successors and assigns, and is duly authorised in that behalf.
AGREED TERMS
1TERMINATION
1.1Subject to the terms of this Agreement, the Employee’s employment by the Company will end by mutual agreement on April 1, 2022 (Termination Date).
1.2The Company will pay the Employee accrued salary, payments and other benefits set forth in Section 2.1 for the period up to and including the Termination Date. Upon payment of the sums set out in this Agreement, there will be no further sums of any kind due and owing to the Employee. The Employee accepts that on the Termination Date entitlement to any and all salary, payments and benefits (contractual or discretionary) shall cease, except as provided for in this Agreement hereinafter.
1.3The Employee acknowledges that, from and after the Termination Date, he shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates, including but not limited to entering into contracts on behalf of or holding himself out as employed by or in any way affiliated with the Company or any of its affiliates.

1.4The Company shall, at the request of the Employee, issue a Certificate of Termination in accordance with its obligation, where requested, under section 22 of the Employment Act 2000. The reason for termination, if requested by the Employee, shall be stated as Redundancy - Termination without Cause.

1.5In the event the Employee relocates from Bermuda to the United States (country of origin) during the period the Employee is receiving compensation or paid benefits under this Agreement, he shall be entitled to reimbursement for costs associated with relocation to the United States – such amounts to include packing/unpacking and moving of household goods, and one-way airline fare for Employee and any immediate family member of the household present at the time of the relocation. The amount to be reimbursed shall not exceed $25,000.

2SEPARATION COMPENSATION AND BENEFITS
2.1Subject to and conditional upon:
2.1.1The Employee’s execution and delivery to the Company of the resignation letter attached hereto as Exhibit A, at the request of the Company, at or after the Termination Date, and the Employee shall execute promptly such other documents evidencing any other resignations as the Company shall reasonably request;
2.1.2Notwithstanding the termination of your employment on the Termination Date, the Company agrees that Employee shall be permitted to reside in Employee’s leased apartment in Bermuda until 30 April 2022 only, with the Company continuing to pay the monthly fee, with the last payment due on 1 June 2022 (in respect of June), fulfilling the 3 months’ notice period, in accordance with the Tenancy Agreement;
2.1.3The Employee’s execution, delivery and non-revocation of this Agreement and the waiver and release of claims attached hereto as Exhibit B (the Waiver and Release of Claims); and
2.1.4the Employee continuing to adhere to all obligations of this Agreement and his Contract of Employment as amended by this Agreement, whether express or implied, in good faith up to and including the Termination Date;
without admission of any liability, the Employee will be entitled to receive the following accrued salary, payments and other benefits, as well as the vesting of equity awards as specified in Section 3, as compensation for loss of office and termination of employment (collectively, the Settlement Sum):

2.1.5Accrued compensation, which shall include (a) any accrued and unpaid base salary as of the Termination Date; (b) all accrued and unpaid benefits under any benefit plans, policies, programs, or arrangements in which the Employee participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; and (c) an amount equal to such reasonable and necessary business expenses incurred by the Employee in connection with the Employee’s employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Employee, which amounts shall be paid on the Company’s ordinary payroll cycle (collectively, Accrued Compensation);
2.1.6Payment in the amount of $1,275,000 (which represents eighteen (18) months of the Employee’s current annual base salary of $850,000), which shall be paid (x) in eighteen (18) equal monthly instalments following the Termination Date, and the first of such instalments shall be paid on or about the 20th day following the Termination Date;
2.1.7Payment in the amount of $212,500, which represents the prorated bonus for 2022 as of March 31, 2022 which shall be paid on or about the 20th of April 2022;
2.1.8Payment in the amount of $32,692.31 (which represents 10 vacation days) shall be paid on or about the 20th of April 2022; and

2.1.9Subject to the Employee providing the Company with satisfactory evidence that he has obtained coverage following the Termination Date in place of the Company’s medical and life insurance benefit plans (“Replacement Coverage”), the Company shall reimburse the Employee for the monthly contribution in respect to the Replacement Coverage premium up to $3,202.34 (which represents the monthly premium the Company currently pays for the Employee’s medical and life insurance benefits and the same premium rate paid for active employees for such coverage), for a period of eighteen (18) months following the Termination Date or, if earlier, the date upon which the Employee is no longer covered by the Replacement Coverage. The Company premium contribution shall be paid to the Employee in equal monthly instalments on dates selected by the Company but not later than the regularly scheduled contribution payment dates. For the avoidance of doubt, the Employee shall immediately notify the Company if he is no longer covered by the Replacement Coverage and from that date he shall have no entitlement to any further premium contribution from the Company pursuant to this Agreement or otherwise.

2.1.10The Company will pay the Settlement Sum as compensation for the termination of the Employee’s employment, loss of office and in lieu of notice of termination. This sum includes any statutory sums that may be payable (including but not limited to any entitlement to statutory severance allowance) and all benefits save as those described in Clause 4 of this Agreement.

2.2All and any Payroll Tax and Social Insurance due on any sums payable under this Agreement shall be dealt with in line with normal payroll practices for the period up to and including the Termination Date.
2.3Following the Termination Date, the Company will continue to provide the Employee with the insurance coverages and indemnification set forth in Section 9 and Section 10 of the Employment Agreement in accordance with the terms of such Sections.
2.4All payments and benefits under this Agreement shall be subject to all required withholdings of Federal, state and local taxes applicable thereto. Section 20 of the Employment Agreement (relating to the applicability of Section 409A and Section 457A) is incorporated herein as if set forth fully herein.
2.5The Company agrees to reimburse Employee upon his request for up to $5,000 for tax preparation costs incurred by Employee in 2022.

3.TREATMENT OF EQUITY COMPENSATION. In consideration of and subject to the Employee’s execution, delivery and non-revocation of the Waiver and Release of Claims and the Employee continuing to adhere to all obligations of this Agreement and his Contract of Employment as amended by this Agreement, whether express or implied, in good faith up to and including the Termination Date, the equity awards granted to the Employee prior to the Termination Date shall be treated as follows:

3.1Time-Vesting Restricted Stock. The Company and the Employee acknowledge that, pursuant to those certain Employee Restricted Shares Award Notices, dated as of March 11, 2019, March 7, 2020, May 14, 2020, April 14, 2021 and May 6, 2021, the Employee holds an aggregate of 13,298 outstanding and unvested time-vesting restricted shares of the Company (Restricted Shares) under the terms and conditions set forth in the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan (now known as the SiriusPoint Ltd. 2013 Omnibus Incentive Plan; the Plan), and, in the absence of this Agreement, would be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms. Subject to the terms of this Agreement, the parties hereby agree that the Restricted Shares shall continue to vest following the Termination Date in accordance with the vesting schedules applicable to these awards.
3.2Performance-Vesting Restricted Stock. The Company and the Employee acknowledge that, pursuant to that certain Employee Performance Restricted Share Units Award Notice, dated as of May 10, 2021, the Employee holds an aggregate of 71,790 outstanding and unvested performance-vesting restricted share units of the Company (PSUs) under the terms and conditions set forth in the Plan. The PSUs shall be treated as follows: notwithstanding that all of the PSUs would, in the absence of this Agreement, be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms, in consideration of and subject to the terms of this Agreement, it is agreed that the PSUs shall continue to vest following the Termination Date in accordance with the vesting schedules applicable to these awards.
3.3Time-Vesting Restricted Share Units. The Company and the Employee acknowledge that, pursuant to that certain Employee Performance Restricted Share Units Award Notice, dated as of May 10, 2021, the Employee holds an aggregate of 35,895 outstanding and unvested time-vesting restricted share units of the Company (RSUs) under the terms and conditions set forth in the Plan. The RSUs shall be treated as follows: notwithstanding that all of the RSUs would, in the absence of this Agreement, be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms, in consideration of and subject to the terms of this Agreement, it is agreed that the RSUs shall vest in full on the Termination Date.
3.4Converted Performance-Vesting Restricted Stock. The Company and the Employee acknowledge that, pursuant to that certain Employee Service Restricted Shares Award Notice, dated as of May 6, 2021, which replaced the restricted shares previously granted to the Employee in relation to the 2019-2021 and 2020-2022 performance cycles, the Employee holds (measured at hypothetical target levels of performance) an aggregate of 151,257 outstanding and unvested performance-vesting restricted shares of the Company (Replacement Restricted Shares) under the terms and conditions set forth in the Plan. The Replacement Restricted Shares shall be treated as follows: notwithstanding that all of the Replacement Restricted Shares would, in the absence of this Agreement, be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms, in consideration of and subject to the terms of this Agreement, it is agreed that the Replacement Restricted Shares shall, subject to full execution of this Agreement, shall continue to vest following the Termination Date in accordance with the vesting schedules applicable to these awards.
3.5Options. The Company and the Employee acknowledge that, pursuant to the Employee Share Option Award Notice, dated as of May 7, 2021, the Employee holds outstanding unvested options to purchase 73,785 common shares of the Company (Options) under the terms and conditions set forth in the Plan and, in the absence of this Agreement, would be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms. Subject to the terms of this Agreement, the parties hereby agree that the Options shall continue to vest following the Termination Date in accordance with the vesting schedules applicable to these awards.

4PENSION AND OTHER BENEFITS
4.1Amounts contributed to the Employee’s pension / 401(k) plan are 100% vested and will be transferred in accordance with the rules of the pension plan, and should the Employee choose to transfer such funds, the relevant forms will be provided to Employee. This includes both 401(k)

contributions / account balance prior to the Termination Date and additional contributions in accordance with the Company’s obligations in relation to the separation from employment and the notice period, as well as the social insurance account benefits.
4.2Subject to and conditional upon the Employee complying with the terms of this Agreement, the Company shall continue to provide the Employee with medical health insurance coverage in line with the current Group Policy Plan (the Plan), subject to the rules of the Plan, until 30 April 2022.
5EMPLOYEE COVENANTS
5.1Company Property. The Employee confirms that within twenty (20) days following the Termination Date he will deliver to the Company at its registered office all agreements, documents, files, statistics, accounts, records, programs, electronic devices provided by the Company and other items of whatsoever nature or description (including all copies) belonging to the Company and which may have been in his possession or under his control (including for the avoidance of doubt any Company credit cards in the Employee’s possession, user names, passwords and such other like identifying information for access to the Company, or its subsidiaries or affiliates, records, accounts and information) which are not items publicly available and relate in any way to the business or affairs of the Company, its subsidiaries and affiliates or its customers, clients or suppliers. In particular, the Employee will provide the passwords for all password protected files documents, files, sub files and all other records requiring a password and/or username. Notwithstanding the foregoing, the Company agrees that the Employee will have the right to retain his current mobile phone and the Company will use its reasonable endeavours to effect the transfer of the phone number to remain with the phone.
5.2Cooperation and Assistance. Section 5(c) of the Contract of Employment shall continue to apply following the Termination Date, in accordance with its terms. Unless otherwise required by applicable law, any statement by the Employee to the press or a regulator of the Company (or any representative thereof) or made in a public setting (such as industry conferences) regarding any matter involving the Company, any of its affiliates, or the officers, directors, shareholders or members of the Company or any of its affiliates, and any statement by the Employee as to any such matter which could otherwise reasonably be expected to be made public, shall be subject to the prior review by, approval of, and coordination with, the General Counsel of the Company.
6WARRANT
6.1By entering into this Agreement, the Employee warrants, undertakes and represents that the Employee has no disagreement with the Company or any of its subsidiaries or affiliates on any matter relating to the operations, policies or practices of any of them, and no actual knowledge (without having made any enquiries) of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals. Except upon acquiring actual knowledge after the date of this Agreement, the Employee shall not take any position inconsistent with this Section 6.1.
6.2The Employee warrants, undertakes and represents that he has no legal claim against the Company, its subsidiaries, affiliates or successors and assigns, and/or the Company’s officers, employees or shareholders arising out of or in connection with his employment with the Company or its termination or otherwise. For the avoidance of doubt, the Employee shall not be deemed to have waived any claim for breach of this Agreement pursuant to this Section 6.
6.3Irrespective of the above, and for the avoidance of doubt, any legal claim of unfair dismissal, wrongful dismissal and breach of contract against the Company and/or the Company’s officers, employees or shareholders (Alleged Claims) are hereby unconditionally and irrevocably waived by the Employee and will not be repeated, referred to or pursued either by the Employee or by anyone else on his behalf.
6.4The Employee accepts the Settlement Sum in full and final settlement of:
6.4.1any Alleged Claims; and
6.4.2all other legal claims and rights of action (whether under common law or otherwise) in any jurisdiction in the world, howsoever arising which the Employee (or anyone on his behalf has or may have against the Company, its subsidiaries, affiliates or successors and assigns, and/or the Company’s officers, employees or shareholders arising from or connected with the Employee’s employment by the Company, its termination and any other matter concerning the Company and/or the Company’s officers, employees or shareholders, that it would not be just or equitable for his to claim or be awarded any further sum (Legal Claims).
6.5For the avoidance of doubt and without in any way limiting the scope, application or effect of Clause 6.4.2, Legal Claims for the purposes of Clause 6.4.2 means any claim for or relating to unfair dismissal, statutory redundancy payment, sex, race or disability discrimination, sexual harassment, discrimination on the grounds of religion or belief, age or sexual orientation, working time, unlawful deduction from wages, unlawful detriment on health and safety grounds, a protective award or any other statutory or common law employment rights which the Employee (or anyone on his behalf), has or may have.
6.6The waivers, settlement and release of the claims in this Clause 6 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims in any express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.7It is a fundamental term of this Agreement that:
6.7.1the Settlement Sum and the provision of benefits under the terms of this Agreement (other than Accrued Compensation) shall at all times be conditional on the Employee (or anyone on his behalf) complying with each and every term, condition or warranty of this Agreement and/or refraining from making any allegation, lodging any complaint or pursuing any type of employment related proceedings in respect of the Alleged Claims, any other Legal Claim or any contractual or common law claim (howsoever arising), against the Company, its subsidiaries, affiliates or successors and assigns, and/or the Company’s officers, employees or shareholders, and whether in an Employment Tribunal, the Supreme Court of Bermuda, the Human Rights Commission, a Magistrates’ Court, any other judicial or quasi-judicial body in Bermuda and any Court or Tribunal in any jurisdiction in the world; and
6.7.2if the Employee (or anyone on his behalf) subsequently issues or pursues such related proceedings in breach of this Agreement then, subject to any applicable law, the Settlement Sum paid to the Employee (other than Accrued Compensation) shall be repayable to the Company forthwith on demand and no further benefits shall be provided; and
6.7.3the total sum recoverable, subject to any applicable law, is recoverable as a debt, together with all reasonable costs (including reasonable legal costs) incurred by the Company (or by any of its officers, employees or shareholders, as applicable) in recovering the sum and/or in relation to any proceedings so brought by the Employee in breach of this Agreement.
The repayment provisions of this Clause 6.7 shall be without prejudice to the Company’s right to seek further damages from the Employee in respect of the breach referred to in this Clause and any other breach of this Agreement.
6.8The Employee acknowledges that the Company has relied on this Clause 6 and Clause 7 below in deciding to enter into this Agreement.
7RESTRICTIVE COVENANTS
7.1The Employee and the Company hereby agree that the restrictive covenants set forth in the Contract of Employment, including without limitation Section 7 thereof (the “Restrictive Covenants”) are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Employee’s termination of employment in accordance with the terms of the Contract of Employment, except that the Company’s obligations in Section 7(d) of the Employment Agreement are hereby deleted. Without limiting the generality of the foregoing, the Company agrees to discuss with Employee specific exceptions to the restrictive covenants upon his reasonable request; provided, however, that any separate determinations shall be made in the Company’s sole discretion. The Employee hereby further agrees and acknowledges that, as one of the remedies available to the Company for breach of the

Restrictive Covenants under Section 7 of the Contract of Employment, the continued payment of, and retention of, the payments and benefits set forth in Sections 2 and 3 hereof (other than Accrued Compensation) shall be subject to the Employee’s compliance with the Restrictive Covenants in accordance with their terms following the Termination Date.
7.2The Company and the Employee agree to keep this Agreement, the Alleged Claims, the Legal Claims and any and all circumstances leading to the termination of the Employee’s employment with the Company strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone, save insofar as the Employee is concerned, to the Employee’s immediate family, his legal and professional advisers (provided that they agree to keep the information strictly confidential) and save insofar as the Company is concerned, to its legal and professional advisers, and senior managers (provided that they agree to keep the information strictly confidential) and where the Company or the Employee are under a legal duty to communicate its terms.
8INDEMNITY
8.1If the Employee breaches any material provision of this Agreement or asserts or pursues a claim against the Company including but not limited to an Alleged Claim or a Legal Claim, he agrees to indemnify the Company for any losses, claims, costs, expenses, liabilities or other obligations suffered or incurred in connection with or as a result thereof, including all reasonable legal and professional fees incurred.
8.2The Employee specifically acknowledges and agrees that it is a breach of a material provision of this agreement for the purposes of Clause 8.1 to bring, assert or rely upon for any purpose a claim that any provision of this agreement is unenforceable or void by reason of any law or enactment.
9BREACH OF WAIVER AND RELEASE OF CLAIMS.
9.1In the event that any one or more of the provisions of the Waiver and Release of Claims shall be or become invalid, illegal or unenforceable in any respect by reason of any action of the Employee, and the Employee commences, or encourages the commencement of, an Action (as defined under the Waiver and Release of Claims) against any Released Party (as defined under the Waiver and Release of Claims) other than a claim to enforce the Employee’s express rights under this Agreement, (a) the Employee’s right to any unpaid amounts otherwise payable under Section 2 of this Agreement above (other than Accrued Compensation) will be immediately forfeited, and the Employee will be liable to the Company for any such amounts already paid to the Employee pursuant to Section 2 above and (b) the Employee will forfeit any right to accelerated and/or future vesting of equity awards as set forth in Section 3 of this Agreement above, all unvested equity awards shall be immediately forfeited and the Employee will be liable to the Company for any equity awards issued or granted to the Employee pursuant to Section 3 above.

9.2Notwithstanding the foregoing, nothing in this Agreement or the Waiver and Release of Claims (x) prohibits the Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that the Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or from making a protected disclosure within the meaning of section 29A of the Employment Act 2000 of Bermuda, or (y) requires the Employee to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (x) above.
10GOVERNING LAW AND DISPUTE RESOLUTION
10.1This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Bermuda.
10.2Any dispute or difference arising out of or in connection with this Agreement shall be referred to and determined by arbitration conducted in Bermuda by a sole arbitrator appointed by agreement between the parties and in default of agreement, then the arbitrator is to be appointed by the Appointments Committee of the Chartered Institute of Arbitrators Bermuda Branch.
10.3The Courts of Bermuda shall have exclusive jurisdiction to hear and determine any application for relief in aid of an arbitration commenced pursuant to this Clause 10 (including any application for interim or conservatory measures prior to the appointment of an arbitrator) except that either party may bring proceedings before any state court or other judicial authority for the purposes of enforcing any award rendered by the arbitrator hereunder.
11ENTIRE AGREEMENT
11.1The parties acknowledge that while this Agreement is marked “without prejudice and subject to contract” upon execution by both parties, it shall become binding.
11.2This Agreement, the Contract of Employment, the Waiver and Release, the Plan and the equity award letters and agreements referenced herein collectively constitute the entire agreement between the parties and supersedes all previous agreements, arrangements and/or understandings between the parties relating to the Employee’s employment and its termination.
11.3This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original but all counterparts shall together constitute one agreement. No counterpart shall be effective until each party has executed and delivered a least one counterpart.
This Agreement has been entered into on the date stated at the beginning of it.

_/s/ Vievette Henry__________________

Signed by
Vievette Henry
For and behalf of
SiriusPoint Ltd.

__/s/ Dan Malloy_____________________

Signed by Daniel Malloy

Exhibit A

_________________, 2022

SiriusPoint Ltd.
Attention: Chief Legal Officer

Letter of Resignation
Ladies and Gentlemen:
    I, Daniel Malloy, hereby resign from all officer, executive and/or director positions held at SiriusPoint Ltd. and all its subsidiaries or affiliates, in each case effective as of the close of business on April 1, 2022, provided, that such resignations shall not prejudice any of my rights under the Settlement Agreement, dated as of April [ ], 2022 to which SiriusPoint Ltd. and I are parties.

                            ______________________________
                            Daniel Malloy

[Signature Page to Separation Agreement and Release]

Exhibit B

WAIVER AND RELEASE OF CLAIMS
1.General Release by the Executive. In consideration of the payments and benefits to be made under the Settlement Agreement, dated as of April [ ], 2022 (the “Settlement Agreement”), by and among Daniel Malloy (the “Executive”), and SiriusPoint Ltd. (the “Company”), the Employee, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following:
(a)rights of the Executive under the Settlement Agreement;
(b)the right of the Executive to receive benefits required to be provided in accordance with applicable law (other than notice-related compensation under Bermuda law, which the parties agree is included in the cash amount to be paid under the Settlement Agreement);
(c)rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the bye-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(d)rights to insurance benefits the Executive may have under any applicable directors and officers liability insurance policy now or previously in force;
(e)claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits except as provided in the Settlement Agreement; and

(f)claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group.
    Neither this Section 1 nor any other provision of the Settlement Agreement or this Waiver and Release of Claims prohibits or restricts the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Security and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Waiver and Release of Claims, or (iv) from providing any other disclosure required by law.
    However, by executing this Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that the Executive does not waive any right she may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
2.No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.
3.Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4.Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under any state, local or national law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive, except that, with respect to any such right or Action, the Executive does waive any right to money damages.

5.VOLUNTARINESS. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE IS RELYING SOLELY UPON THE EXECUTIVE’S OWN JUDGMENT; THAT THE EXECUTIVE IS OVER EIGHTEEN (18) YEARS OF AGE AND IS LEGALLY COMPETENT TO SIGN THIS WAIVER AND RELEASE OF CLAIMS; THAT THE EXECUTIVE IS SIGNING THIS WAIVER AND RELEASE OF CLAIMS OF THE EXECUTIVE’S OWN FREE WILL; THAT THE EXECUTIVE HAS READ AND UNDERSTOOD THE WAIVER AND RELEASE OF CLAIMS BEFORE SIGNING IT; AND THAT THE EXECUTIVE IS SIGNING THIS WAIVER AND RELEASE OF CLAIMS IN EXCHANGE FOR CONSIDERATION THAT THE EXECUTIVE BELIEVES IS SATISFACTORY AND ADEQUATE. THE EXECUTIVE ALSO ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN INFORMED OF THE RIGHT TO CONSULT WITH LEGAL COUNSEL AND HAS BEEN ENCOURAGED AND ADVISED TO DO SO BEFORE SIGNING THIS WAIVER AND RELEASE OF CLAIMS. THE EXECUTIVE ACKNOWLEDGES AND CONFIRMS THAT THE EXECUTIVE WAS GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS WAIVER AND RELEASE OF CLAIMS BEFORE SIGNING IT, ALTHOUGH HE MAY SIGN SOONER IF DESIRED, AND ANY CHANGES TO THIS WAIVER AND RELEASE OF CLAIMS DO NOT RESTART THE TWENTY-ONE (21)-DAY PERIOD. THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THE WAIVER AND RELEASE OF CLAIMS TO REVOKE THE RELEASE BY DELIVERING NOTICE OF REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY, AND THE WAIVER AND RELEASE OF CLAIMS SHALL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
6.Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of this Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
7.Governing Law. Except for issues or matters as to which U.S. Federal law or Bermuda law are applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release of Claims effective as of the date written below his signature.

____________________________
Daniel Malloy

Dated: ______________________

SIRIUSPOINT LTD.

By:
    Name:
    Title:

Dated: